CONTACT:

Fred Kurland
Chief Financial Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES FIRST QUARTER 2006 RESULTS

MENLO PARK, Calif., (May 9, 2006) — Corcept Therapeutics Incorporated (NASDAQ: CORT) today reported financial results for the first quarter ended March 31, 2006.

For the first quarter of 2006, Corcept reported a net loss of $6.7 million, or $0.30 per share, compared to a net loss of $5.5 million, or $0.24 per share, for the first quarter of 2005.

Total operating expenses were $7.1 million for the first quarter of 2006 compared to $5.8 million in the same period in 2005. In the first quarter of 2006, research and development expenses increased to $5.8 million from $4.7 million in the first quarter of 2005. This increase was primarily related to increased activity in the clinical development of CORLUX® for treating the psychotic features of psychotic major depression, or PMD.

General and administrative expenses increased to $1.3 million for the three months ended March 31, 2006, from $1.1 million for the three months ended March 31, 2005 due to increases in legal and professional fees, staffing and stock based compensation.

As of March 31 2006, Corcept had cash, cash equivalents and marketable securities of $23.9 million. The total cash used in the company’s operating activities for the first three months of 2006 was $5.7 million.

Total revenue was $121,000 for the first quarter of 2006 from the collaboration with Eli Lilly and Company (“Lilly”) in which Lilly is providing the Company funding to support the costs of a clinical study that has been initiated. The results of this study are expected to be reported in the second half of 2006. Total revenues from this collaboration are expected to be between $500,000 and $1.0 million. There were no revenues recorded prior to 2006.

Updating progress in the PMD clinical program, Joseph K. Belanoff, M.D., Chief Executive Officer of Corcept said, “Last week we announced the completion of patient enrollment in the first of our three Phase 3 trials evaluating CORLUX for treating the psychotic features of PMD. We expect to report results from this trial, Study 07, in August 2006. We also plan to report the results of our other two Phase 3 trials, Study 09 and Study 06, in the third and fourth quarters, respectively.”

Commenting on Corcept’s financial guidance for the first quarter of 2006 Fred Kurland, Corcept’s Chief Financial Officer, stated, “Based on the timeline of our clinical development program, we expect that net cash used in 2006 will be between $20 million and $25 million.”
Dr. Belanoff further stated, “We believe that our cash and marketable securities will enable us to complete, as currently planned, the clinical development of our lead product candidate, CORLUX, for treating of the psychotic features of PMD.”

About Psychotic Major Depression
PMD is a serious psychiatric disorder that affects about three million people in the United States every year. It is more prevalent than either schizophrenia or manic depression. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with PMD are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for PMD.

About Corcept Therapeutics Incorporated
Corcept Therapeutics Incorporated is a pharmaceutical company focused on developing drugs for treating severe psychiatric and neurological diseases.  Corcept’s lead product, CORLUX, is in Phase 3 clinical trials for treating the psychotic features of PMD.  The drug is administered orally to PMD patients once per day for seven days.  CORLUX, a potent GR-II antagonist, appears to reduce the effects of the elevated and abnormal release patterns of cortisol seen in PMD.  The company has also initiated a proof-of-concept study to evaluate the ability of CORLUX to mitigate weight gain associated with the use of olanzapine. For more information, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to our clinical development programs, the expected timing of results of our clinical trials, our spending pace, and our expected financial results. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the commencement, cost, rate of spending, completion or success of clinical trials; there can be no assurances with respect to the regulatory process or regulatory approvals; there can be no assurances with respect to commercial success; financial projections may not be accurate; there can be no assurances that the proof of concept study will be completed, that the study will be successful, or that Corcept will decide to pursue further activities with respect to weight gain associated with olanzapine or other antipsychotic medications. These and other risk factors are set forth in the Company’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)	(Note)
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$.23,940	$29,080
Other current assets	1,550	425

Total current assets	25,490	29,505
Long-term investments	—	539
Other assets	112	112

Total assets	$25,602	$30,156

LIABILITIES AND STOCKHOLDER’S EQUITY:

Current liabilities:
Accounts payable	$1,231	$549
Other current liabilities	3,964	2,972

Total current liabilities	5,195	3,521
Capital lease obligation, long-term portion	39	42

Total liabilities	5,234	3,563
Total stockholders’ equity	20,368	26,593

Total liabilities and stockholders’ equity	$25,602	$30,156

Note: Derived from audited financial statements at that date.

CORCEPT THERAPEUTICS INCORPORATED
STATEMENT OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	For the Three Months
	Ended
	March 31,
	2006	2005
Collaboration revenue	$121	$—

Operating expenses:
Research and development*	5,784	4,714
General and administrative*	1,316	1,073

Total operating expenses	7,100	5,787

Loss from operations	(6,979)	(5,787)

Interest and other income, net	252	283
Other expense	(3)	(8)

Net loss	$(6,730)	$(5,512)

Basic and diluted net loss per share	$(0.30)	$(0.24)

Shares used in computing basic and diluted net loss per share	22,658	22,576

*Includes non-cash stock-based compensation of the following:
Research and development	$193	$74
General and administrative	280	253

Total non-cash stock-based compensation	$473	$327